Filed pursuant to Rule 424(b)(3)
Registration No. 333-190948

PROSPECTUS SUPPLEMENT No. 2
(to Prospectus dated October 28, 2013)

8,080,000 Shares

ARISTA POWER, INC.

Common Stock

This Prospectus Supplement No. 2 consists of this cover page and Arista Power’s Current Report on Form 8-K which was filed with the Securities Exchange Commission on November 29, 2013.  The Current Report discloses the resignation of Mark Mathews as Arista’s President and the appointment of William A. Schmitz to that position.  This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus dated October 28, 2013, as supplemented by Prospectus Supplement No. 1 dated November 13, 2013 (collectively referred to herein as the “Prospectus”), which is required to be delivered with this Prospectus Supplement.  This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information contained in this Prospectus Supplement No. 2 supersedes the information contained in the Prospectus.

You should rely only on the information contained in or incorporated by reference in this Prospectus Supplement and the Prospectus.  We have not authorized anyone to provide you with information different from the information contained in or incorporated by reference in this Prospectus Supplement and the Prospectus.  This document may be used only in jurisdictions where offers and sales of these securities are permitted.  You should not assume that information contained in this Prospectus Supplement or the Prospectus or in any document incorporated by reference is accurate as of any date other than the date of the document that contains the information, regardless of when this Prospectus Supplement and the Prospectus is delivered or when any sale of our securities occurs.

Investing in our common stock involves risks, which are described under “Risk Factors” beginning on page 4 of the Prospectus, as well as in supplements to the prospectus.

NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION NOR ANY FOREIGN SECURITIES AUTHORITY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT NO. 1 IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 2 is December 31, 2013

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2013

ARISTA POWER, INC.
(Exact name of registrant as specified in its charter)

New York	000-53510	16-1610794
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1999 Mt. Read Boulevard, Rochester, New York	14615
(Address of principal executive offices)	(Zip Code)

(585) 243-4040
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 27, 2013, Mark Matthews resigned his position as President of Arista Power, Inc. effective November 29, 2013 to take the position of Vice President of Sales and Marketing at EaglePicher Technologies, LLC.  Mr. Matthews will remain a member of the Board of Directors of Arista Power, Inc.

Effective November 29, 2013, William A. Schmitz, Chief Executive Officer of Arista Power, Inc., will also become President of Arista Power, Inc.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARISTA POWER, INC.

By:	/s/ William A. Schmitz
Name: William A. Schmitz
Title: Chief Executive Officer

Dated: November 29, 2013